Exhibit 99.1
THE BEARD COMPANY	News Release
Enterprise Plaza, Suite 320
Oklahoma City, Oklahoma 73112	Herb Mee, Jr., President
(405) 842-2333 OTCB13: BRCO

THE BEARD COMPANY

ANNOUNCES OWNERSHIP IN

SIGNIFICANT MINERAL DISCOVERY

FOR IMMEDIATE RELEASE: Thursday, September 25, 2008

OKLAHOMA CITY, Oklahoma --- The Beard Company (OTCBB: BRCO) (“Beard”) today reported that a privately owned company -- Geohedral LLC -- in which Beard owns a 23.16% interest, yesterday completed staking claims covering approximately 49,000 acres of Federal and State lands located near the town of Yakutat in southern Alaska. The claims encompass an area of more than 76 square miles and consist of black sand ridges that Geohedral estimates contain probable reserves of 891 million metric tons of Magnetite (iron ore) and 696 million metric tons of Ilmenite (iron titanium oxide ore).

The ridges range from 25 feet to 110 feet in height above ground level and can be easily seen on satellite and aerial photographs. They are estimated to contain more than two billion cubic yards of black sand. The volume of black sand in the ridges was determined with three dimensional information obtained from topographic maps, stereo aerial photography and high resolution satellite imagery. An independent laboratory analyzed samples of black sand taken from the ridges and concluded that they contained an average of 28.4% by weight of Magnetite and 22.2% by weight of Ilmenite. The estimated reserves do not include potential below-ground reserves, which could appreciably enhance the potential value of the discovery.

Geohedral has engaged a well-known international engineering firm to (1) supervise the coring of up to 28 holes that will be drilled to a depth of 150 feet and (2) provide a reserve estimate once the cores have been recovered and analyzed. Coring is slated to commence by the end of this week, depending on weather conditions. All such activities will be conducted under strict chain-of-custody parameters.

The black sand ridges were discovered and sampled by Dr. P. Jan Cannon, a geologist and remote sensing specialist who has spent more than 30 years exploring and evaluating mineral deposits in the area using satellite imagery and other technologies. Dr. Cannon, with a 19.45% equity interest, is the second-largest owner in Geohedral, which was formed in July 2006. He has more than 35 years of professional experience in geology and remote sensing applications. Dr. Cannon has a Ph.D. in Geology from the University of Arizona and earned his B.S. and M.S. degrees in Geology and Chemistry from the University of Oklahoma.

Staking of the claims has been financed by a group of investors (including several Beard affiliates) that contributed a total of $3,155,000 in May and June of this year for a 23.66% interest in the project. Geohedral is currently contacting its equity owners to invest an additional $1,640,000 in the company to finance the coring operations. Beard will contribute its $380,000 share of such costs.

“Beard management team believes this exciting mineral project has the greatest upside potential of any project we have ever been involved with,” stated Herb Mee, Jr., President of Beard. “Although the final reserves remain to be determined, with Magnetite selling for $140 or more per metric ton and Ilmenite selling for more than $100 per metric ton, the potential value to the ownership group, including Beard shareholders, could be substantial. In addition to the Magnetite and Ilmenite, tests and assays confirm the existence of meaningful quantities of rutile, garnets and precious metals, including gold, silver and platinum.”

“The discovery is considered to be particularly important due to the increasing global demand for steel, titanium and other strategic commodities in recent years,” continued Mee. “The Ilmenite reserves have particular strategic significance since the principal supplier of titanium is Russia, which is not considered a very reliable source from a geopolitical perspective. The demand for titanium has escalated sharply in recent years as the needs of the aerospace industry have grown.”

About The Beard Company

The Beard Company creates, acquires or invests in businesses that management believes have high growth potential or above-average profit potential and can enhance shareholder value. The Company is currently involved in carbon dioxide (CO2) gas production; oil and gas activities; coal reclamation activities; e-commerce activities conducted through its starpay™ subsidiary; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward Looking Statement

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertanties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s lack of profitability in recent years, the ability to service outstanding debt and secure capital to fund operations, the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities, the outcome of a lawsuit against Visa, future trends in commodities prices, financial, geological or mechanical difficulties affecting Geohedral’s planned geological work programs, uncertainties surrounding estimates of mineralized material, and other risks detailed in Beard’s filings with the U.S. Securities and Exchange Commission. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Contact:

Fax Number (405) 842-9901	Email: hmee@beardco.com